                                                                     EXHIBIT 2.1

             BILL OF SALE AND CONTRIBUTION AND ASSUMPTION AGREEMENT

                            Dated December 18, 1996
                            -----------------------


          The parties to this bill of sale and contribution and assumption agreement (this "Agreement") are DELIA'S LLC, a New York limited liability company (the "Transferor"), and dELiA*s INC., a Delaware corporation (the "Transferee").

          The Transferee wishes to acquire, and the Transferor wishes to transfer, convey, assign, and contributes to the Transferee, all the assets, properties, interests in properties and rights of the Transferor (other than the Excluded Assets (as defined in Section 2)) in exchange for shares of 10,000,000 common stock of Transferee, and the Transferee wishes to assume all the liabilities and obligations of the Transferor (other than the liabilities and obligations specified in clauses (i) and (ii) of the proviso in Section 3).

          Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          SECTION 1. Transferor hereby transfers, assigns, conveys, and contributes to the Transferee all the assets, properties, interests and rights of the Transferor, of every kind and description, wherever located, other than the Excluded Assets.

          SECTION 2. Excluded from the assets, properties, interests in properties and rights of the Transferor to be transferred, conveyed, assigned and contributed pursuant to Section 1, are the following ("Excluded Assets"):

               (a) the rights of the Transferor pursuant to this Agreement;

               (b)  $4,000,000 in cash;

               (c) all refunds, credits and other rights of the Transferor in respect of taxes on the Transferor's income attributable to the assets transferred pursuant to this Agreement for any period ending on or before the date hereof; and

               (d)  assets set forth on exhibit A.

          SECTION 3. The Transferee assumes, and agrees to pay, perform and discharge, indemnify and hold the Transferor harmless from and against all liabilities and obligations of the Transferor, whether actual or contingent, known or unknown, arising out of any facts, events or circumstances on or before the date of this Agreement; provided, however, that the liabilities and
                            --------  -------
obligations assumed do not include (i) any obligations or liabilities pursuant to or arising under the Transferor's amended and restated operating agreement or
(ii) any liabilities or obligations arising from taxes on the Transferor's income.

          SECTION 4. Transferor hereby subscribes for 10,000,000 shares of Common Stock (par value $.01 per share) of Transferee (the "Shares"). The Corporation accepts the subscription and shall issue the Shares on the date hereof.

          SECTION 5. The parties will use all reasonable efforts to carry out the purposes of this Agreement.

          SECTION 6. No amendment to this Agreement shall be binding on either party unless such amendment is in writing and executed by both parties.

          SECTION 7. This Agreement shall be governed by the law of the state of New York without regard to the conflict of laws rules of such state.

                                  *    *    *


                                    TRANSFEREE:
                                    -----------

                                    DELIA*S INC.



                                    By:/s/Stephen I. Kahn
                                     Name: Stephen I. Kahn
                                     Title: President


                                    TRANSFEROR:
                                    -----------

                                    DELIA'S LLC



                                    By:/s/Stephen I. Kahn
                                     Name: Stephen I. Kahn
                                     Title: President

                                   EXHIBIT A


Transferor's company seals, minute books, membership interest books, articles of organization, operating agreements, qualification to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, income tax returns and such other books and records as pertain to the organization, existence and equity capitalization of the Transferor (it being understood that all of Transferor's other books and records are being transferred to the Transferee).

                                       3